Exhibit 5.1

Howard Groedel Partner
DIRECT	216.583.7118
DIRECT FAX	216.583.7119
EMAIL	hgroedel@ubglaw.com

November 14, 2024

Board of Directors

Range Impact, Inc.

200 Park Avenue, Suite 400

Cleveland, OH 44122

Re:	Range Impact, Inc.
Registration Statement on Form S-1/A

Gentlemen:

We have been engaged by Range Impact, Inc. (the “Company”) to render our opinion respecting the legality of certain securities to be offered and sold pursuant to the Registration Statement on Form S-1, as amended, registering 33,166,670 shares of the common stock of the Company (File No. 333-279203), filed by the Company with the U.S. Securities and Exchange Commission (the “Registration Statement”). Capitalized terms used but not defined herein have the same meanings as set forth in the Registration Statement.

In connection with this engagement, we have examined the following:

(1) the articles of incorporation of the Company, as amended as of the date hereof and as included in the exhibits to the Registration Statement;

(2) the bylaws of the Company, as amended as of the date hereof and as included in the exhibits to the Registration Statement;

(3) the Registration Statement, including the financial statements of the Company included or incorporated therein; and

(4) minutes of meetings of the Company’s board of directors or written consents of the Company’s board of directors in lieu thereof.

We have examined such other corporate records and documents and have made such other examination as we deemed relevant. In rendering this opinion, we have assumed: (i) the genuineness of all signatures on all documents not executed in our presence; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to authentic original documents of all documents submitted to us as certified or conformed copies; and (iv) the truth, correctness, accuracy, and completeness of the corporate minute books, stockholder records, and similar information furnished to us, and on which we have relied. No factual matter or assumption on which our opinion is based is, to our knowledge, false in any respect as it relates to the opinion below.

1660 West 2nd Street	FIRM 216.583.7000	FAX 216.583.7001
Suite 1100
Cleveland, OH 44113-1406

November 14, 2024

Based upon the above examination, in our opinion, the Common Stock to be sold pursuant to the Registration Statement will be, when sold, legally issued, fully paid, and non-assessable under Nevada laws.

This firm consents to being named in the Prospectus included in the Registration Statement under “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is rendered to you for use solely in connection with the Registration Statement and the consummation of the transactions contemplated therein. This opinion may not be relied on by any other person or used for any other purpose, without the express written consent of the undersigned.

Very truly yours,

/s/ UB Greensfelder LLP
UB Greensfelder LLP